Exhibit 99.4

CINERGY CORP.
BUSINESS SEGMENT SUMMARY INFORMATION
For the Quarter Ended June 30
(unaudited)
(dollars in thousands, except per share amounts)

	2003	2002
Energy Merchant

Net Income	$64,332	$23,505

Earnings Per Share - diluted	$0.36	$0.13

Electricity Trading Volumes (Mwhs)	33,909,209	20,130,095
Physical and Financial Gas Trading Volumes (Bcf/d)	52.2	56.5

Regulated Operations

Net Income	$26,105	$29,141

Earnings Per Share - diluted	$0.14	$0.17

Electric Retail MWH Sales and Transportation	11,885,720	12,444,284
Gas Retail MCF Sales and Transportation	13,243,924	14,242,507
Electric Customers (End of Period)	1,532,430	1,514,694
Gas Customers (End of Period)	503,616	497,171

Power Technology & Infrastructure Services

Net Income	$(5,784)	$(7,663)

Earnings Per Share - diluted	$(0.03)	$(0.04)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant